                                                                    EXHIBIT 99.1

TECUMSEH PRODUCTS COMPANY REPORTS THIRD QUARTER 2003 NET INCOME OF
$1.03 PER SHARE

      Tecumseh, Michigan, October 30, 2003 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2003 third quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.


CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Three Months Ended          Nine Months Ended
   (Dollars in millions except per share amounts)                              September 30,              September 30,
                                                                         -------------------------- ---------------------------
                                                                             2003        2002           2003         2002
===============================================================================================================================
NET SALES                                                                    $438.5      $310.9       $1,394.7     $1,039.6
   Cost of sales and operating expenses                                       379.7       261.1        1,212.7        882.1
   Selling and administrative expenses                                         37.2        29.4          123.3         88.9
   Restructuring charges (gains) and other items                               (3.3)      ---             38.8          4.5
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                               24.9        20.4           19.9         64.1
   Interest expense                                                            (6.8)       (1.4)         (18.3)        (3.5)
   Interest income and other, net                                               6.6         3.0           16.7          8.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE                 24.7        22.0           18.3         69.4
   Taxes on income                                                              5.7         7.8            3.4         24.6
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                           19.0        14.2           14.9         44.8
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR GOODWILL, NET OF TAX               ---         ---            ---           (3.1)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                    $19.0       $14.2          $14.9        $41.7
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE
   Income before cumulative effect of accounting change                       $1.03       $0.77          $0.81        $2.42
   Accounting change for goodwill                                               ---         ---         ---           (0.17)
-------------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                                 $1.03       $0.77          $0.81        $2.25
===============================================================================================================================
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,480
===============================================================================================================================


      Consolidated net income for the third quarter of 2003 amounted to $19.0 million or $1.03 per share compared to $14.2 million or $0.77 per share in the third quarter of 2002. Included in reported results for the third quarter of 2003 is a net gain of $3.3 million ($2.1 million net of tax or $0.11 per share) resulting from the restructuring actions in the Engine & Power Train business announced in the second quarter of 2003. Third quarter results were also favorably impacted by several income tax related items. The resolution of prior years' federal income tax audits reduced the Company's currently payable provision for income taxes by $1.9 million. The Company's effective federal income tax rate was further reduced by adjustments to the provision for deferred taxes pertaining to unremitted earnings of foreign subsidiaries. Third quarter 2003 results include the income of the FASCO Motors Group ("FASCO"), which was acquired on December 30, 2002. FASCO's operating income for the quarter was $4.9 million.

      Consolidated net income for the first nine months of 2003 amounted to $14.9 million or $0.81 per share compared to $41.7 million or $2.25 per share in the same period of 2002. In addition to the third quarter net gain from restructuring actions and the federal income tax-related items mentioned above, results for the first nine months of 2003 include a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) recorded in the first quarter related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility and a restructuring charge of $28.5 million ($18.2 million net of tax or $0.99 per share) recorded in the second quarter related to the consolidation of operations in the Engine & Power Train business and related plant closings. Year-to-date 2003 operating results were also reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) due to the expensing of inventory write-ups recorded as part of purchase accounting for the FASCO acquisition as required by U.S. Generally Accepted Accounting Principles. Year-to-date results have also been negatively impacted by a $5.6 million charge related to the amortization of a non-compete agreement arising from the FASCO acquisition. Included in the 2002 first half results is a restructuring charge of $4.5 million ($2.9 million net of tax or $0.16 per share) related to the relocation of certain compressor manufacturing operations from the United States to Brazil and the cumulative effect of an accounting change for goodwill ($3.1 million net of tax or $0.17 per share) related to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets."

      Consolidated sales for the third quarter of 2003 amounted to $438.5 million compared to sales of $310.9 million in the third quarter of 2002. Sales for the nine months ended September 30, 2003 were $1,394.7 million compared to sales of $1,039.6 million in the first nine months of 2002. The net increase in sales of $127.6 million for the third quarter includes FASCO sales of $99.1 million as well as moderate increases in all other business segments. The net increase of $355.1 million for the first nine months also includes FASCO sales of $308.4 million, as well as moderate increases in all other business segments.

      Exclusive of restructuring and other one-time items, third quarter operating income was slightly lower than the prior year due to weaker results in the Compressor business segment and interest charges on the Company's acquisition related debt, partially offset by improvement in the Engine & Power Train business and the addition of FASCO.

COMPRESSOR BUSINESS

      Third quarter 2003 sales in the Company's Compressor business increased to $193.8 million from $181.9 million in the third quarter of 2002. This increase was primarily attributable to effects of foreign currency translation which increased sales by approximately $11.3 million. Otherwise, gains in sales of compressors used in refrigeration applications and, to a lesser extent, gains in U.S. export sales of compressors used in air conditioning that rebounded after the second quarter slowdown caused by the war in Iraq were offset by declines in sales of compressors used in unitary air conditioning and commercial applications. Compressor business sales in the first nine months of 2003 increased $5.6 million, or approximately 0.9%, from the first nine months of 2002. The relatively flat sales reflect an increase due to currency translation and a 36% increase in sales of compressors utilized in refrigeration applications, more than offset by declines in sales of compressors used in air conditioning.

      Compressor business operating income for the third quarter of 2003 amounted to $15.5 million compared to $22.6 million in the third quarter of 2002. Operating income for the nine months ended September 30, 2003 amounted to $55.9 million compared to $65.7 million for the first nine months of 2002. The decrease in operating income for the third quarter of 2003 versus the comparable 2002 quarter reflects several factors, including an unfavorable sales mix, unfavorable foreign currency movements, and lower product margins. The continued decline in overall U.S. manufactured volumes reduced the profitability of the segment's U.S. operations. Results in Brazil were also lower in the third quarter of 2003 versus 2002, partially due to $3.7 million of net re-measurement gains from foreign currency-denominated transactions in the third quarter of 2002 that did not recur in 2003. The weak U.S. dollar narrowed margins on U.S. dollar denominated sales sourced from Brazil and other foreign operations. Lastly, margins were adversely affected by unfavorable product sales mix, material cost increases in some locations, and lower average sales prices in certain product categories. The decline in profitability experienced in the second and third quarters of 2003 compared to the same periods in 2002 is in contrast to the improvement experienced in the first quarter of 2003 where volumes were up over the prior year first quarter and the effects of cost reduction efforts produced positive results. As a result of these two contrasting periods, the Compressor business' operating results for the first nine months of 2003 were down 14.9% in comparison to the same period in 2002.

      Results from the Company's Brazilian compressor operations for the third quarter of 2003 declined from the comparable prior year period, reflecting a shift in sales mix to lower priced compressors, increased material and operating costs, and the foreign currency effects noted above. Despite these declines, Brazilian operations remain a key to future competitiveness, and for the three and nine month periods ended September 30, 2003, represented 64% and 59% of operating income for the Compressor business compared to 64% and 50%, respectively for the comparable periods in 2002.

ELECTRICAL COMPONENTS BUSINESS

      With the acquisition of FASCO, the Company has created a new operating segment. In addition to FASCO, the segment includes certain North American electrical component manufacturing that was previously reported in the Compressor business. Prior year business segment data, as presented in the table titled "Results by Business Segments (Unaudited)," has been reclassified to conform to the Company's current presentations.

      Electrical Components sales were $101.5 million in the third quarter of 2003, including $99.1 million of sales from FASCO, compared to $2.3 million in the third quarter of 2002. Year-to-date sales amounted to $315.8 million, including $308.4 million of sales from FASCO, compared to $5.8 million in the first nine months of 2002.

      Segment operating profit for the quarter was $3.9 million compared to a loss of $2.1 million in 2002. FASCO contributed $4.9 million in operating profit to the third quarter of 2003. Segment operating profit for the first nine months of the year was $11.5 million compared to a loss of $1.5 million for the same period in 2002. FASCO contributed $14.6 million in operating profit to the first nine months of 2003. FASCO's results for the three and nine month periods have been reduced by $1.9 million ($1.2 million net of tax or $0.07 per share) and $5.6 million ($3.6 million net of tax or $0.19 per share), respectively, for amortization of a non-compete agreement arising from the acquisition. The non-compete agreement is being amortized over a two year period. In addition, during the first quarter of 2003, FASCO's results were reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) for inventory adjustments required by purchase accounting rules.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $113.2 million in the third quarter of 2003 compared to $97.9 million in the third quarter of 2002. Sales in the first nine months of 2003 were $357.1 million compared to $320.7 million in the first nine months of 2002. The improvement in sales for the third quarter reflects a 29% improvement in unit volume of engines used for snow throwers. Sales for the first nine months of the year reflect overall higher U.S. shipment volumes and the effects of translation from a weaker U.S. dollar, partially offset by lower volumes in Europe where the dry, hot summer has dramatically slowed sales.

      Engine & Power Train business operating income in the third quarter of 2003 amounted to $3.3 million compared to $0.2 million in the third quarter of 2002. For the first nine months of 2003, the business incurred an operating loss of $7.1 million compared to breakeven in 2002. The improvement in third quarter results is attributable to the increased volume of engines for snow throwers and lower fixed costs resulting from the closure of the Douglas, Georgia facility. Offsets include higher engineering costs associated with new product development and startup costs associated with the new facility in Curitiba, Brazil. The substantial decline in profitability of the segment for the first nine months is attributable to numerous factors, including less favorable sales mix, lower average selling prices, higher costs of purchased parts, excess capacity and production inefficiency costs, rising health care expenses and startup expenses associated with the new facility in Curitiba, Brazil, as well as weak sales volumes in Europe.

PUMP BUSINESS

      Pump business sales in the third quarter of 2003 amounted to $29.7 million compared to $28.4 million in 2003. Year-to-date sales amounted to $100.6 million in 2003 compared to $97.4 million the previous year. The increase in third quarter sales was primarily attributed to higher volumes in the retail and plumbing sectors, which were spurred by the inclement weather in the eastern United States. The slight improvement in the first nine months of 2003 sales was due to the same third quarter factors, plus increased volumes in condensate products sold to the HVAC and plumbing markets and in industrial products sold through the aftermarket distribution channel, offset by lower volumes in the heavy industrial market.

      Operating income amounted to $3.3 million in the quarter ended September 30, 2003 compared to $3.3 million in the same period of 2002. Operating income in the first nine months of 2003 decreased to $11.7 million from $12.4 million in 2002. The slight decrease in operating income for the first nine months of 2003 compared to 2002 is primarily attributable to increased administrative costs and unfavorable sales mix.

 RESTRUCTURING CHARGES AND OTHER ITEMS

      Third quarter 2003 results were favorably affected by $3.3 million ($2.1 million net of tax or $0.11 per share) for net gains recognized pursuant to the restructuring actions announced in the second quarter involving the Engine & Power Train business. These actions included the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities and the relocation of certain production capacities to the new Curitiba, Brazil facility and other existing U.S. locations. As a result of these actions, the Company has incurred both charges and gains, which have been recognized over the second and third quarters of 2003 in accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities," and SFAS No. 88 "Employer's Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and Termination Benefits."

      As of September 30, 2003, the Company has recognized $31.0 million in charges and $5.8 million in gains with respect to these restructuring actions. Included in the charges are approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $3.2 million in plant closing and exit costs incurred through September 30, 2003, and $20.3 million in asset impairment charges for idled equipment and facilities. The amount of severance pay and future benefit costs mentioned above includes $0.8 million in curtailment losses related to the pension plan at the Sheboygan Falls, Wisconsin facility. The gains represent curtailment gains associated with other post-employment benefits. Under U.S. GAAP, such gains are not recognizable until the affected employees have been severed and, accordingly, were recorded in the third quarter of 2003.

      Under SFAS No. 146, severance payments that require future service to be received is accrued as earned and other costs are only recognized to the extent a liability has been incurred. Accordingly, $28.5 million and $2.5 million of the charges were recognized in the second and third quarters, respectively. Additionally, the Company expects to incur further charges of approximately $3.2 million in the fourth quarter of 2003.

      Nine month 2003 results were also adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge, recognized in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site (the "Site"). While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a legal discharge or release of the Company's liabilities with respect to the Site. The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company also maintains a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Additional information is available in the Company's Form 8-K filed on April 9, 2003.

      Nine month 2002 results were adversely affected by a $4.5 million ($2.9 million net of tax or $0.16 per share) restructuring charge in the Compressor segment recognized in the first quarter. The charge relates to the decision to relocate the production of additional rotary compressor product lines to Brazil from the United States and consists of the write-down of certain equipment, which will not be used in other operations.

DEBT REFINANCING

      On December 30, 2002, the Company acquired FASCO from Invensys Plc for cash of $396.6 million and the assumption of approximately $14.5 million in debt. The acquisition was financed, in part, with proceeds from new bank borrowings, including $250 million from a six-month bridge loan and $75 million from a new three-year $125 million revolving credit facility. On March 5, 2003, the Company completed a private placement of $300 million Senior Guaranteed Notes maturing 2008 through 2011. Proceeds from the private placement were used to repay the bridge loan and pay down borrowings under the revolving credit facility.

ACCOUNTING CHANGE

      The cumulative effect from an accounting change of $4.8 million ($3.1 million net of tax) recorded in the first quarter of 2002, resulted from the Company adopting SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to impairment testing on at least an annual basis. As required by SFAS No. 142, the Company tested for impairment at the date of adoption and found that the goodwill associated with the Engine & Power Train European operations had been impaired.

OUTLOOK

      The outlook for the fourth quarter of 2003 is unfavorable in comparison to 2002. The accretive impact of FASCO's results are expected to be positive, but results from the Company's traditional

Compressor, Engine & Power Train and Pump segments are expected to be soft in relation to the prior year, reflecting little economic growth, higher costs and the unfavorable effects of a weak U.S. dollar. The weakness in the U.S. dollar will be most evident on the results of the Brazilian Compressor operations where the Real was particularly weak in the fourth quarter of 2002 due to the national election and European Engine operations where the strength of the Euro has resulted in a loss of share to non-European suppliers.


RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended            Nine Months Ended
    (Dollars in millions)                                                   September 30,                 September 30,
                                                                      ---------------------------   ---------------------------
                                                                          2003       2002 (a)           2003       2002 (a)
===============================================================================================================================
NET SALES:
    Compressor Products                                                   $193.8       $181.9           $620.6       $615.0
    Electrical Components                                                  101.5          2.3            315.8          5.8
    Engine & Power Train Products                                          113.2         97.9            357.1        320.7
    Pump Products                                                           29.7         28.4            100.6         97.4
    Other (b)                                                                0.3          0.4              0.6          0.7
-------------------------------------------------------------------------------------------------------------------------------
         Total Net Sales                                                  $438.5       $310.9         $1,394.7     $1,039.6
===============================================================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                                    $15.5        $22.6            $55.9        $65.7
    Electrical Components                                                    3.9         (2.1)            11.5         (1.5)
    Engine & Power Train Products                                            3.3          0.2             (7.1)         0.0
    Pump Products                                                            3.3          3.3             11.7         12.4
    Other (b)                                                               (0.8)        (0.9)            (2.9)        (1.3)
    Corporate expenses                                                      (3.6)        (2.7)           (10.4)        (6.7)
    Restructuring charges and other items                                    3.3        ---              (38.8)        (4.5)

-------------------------------------------------------------------------------------------------------------------------------
         Total Operating Income                                             24.9         20.4             19.9         64.1
Interest expense                                                            (6.8)        (1.4)           (18.3)        (3.5)
Interest income and other, net                                               6.5          3.0             16.6          8.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE             $24.6        $22.0            $18.2        $69.4
===============================================================================================================================


(a)  Prior year amounts have been reclassified to conform to 2003 presentation.

(b)  "Other" consists of non-reportable business segments, primarily MDSI.


CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                             SEPTEMBER 30,     December 31,
(Dollars in millions)                                                                          2003 (c)            2002
===============================================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                     $280.5           $333.1
    Accounts receivable, net                                                                       252.3            242.4
    Inventories                                                                                    301.3            304.0
    Deferred income taxes and other                                                                 91.1             75.6
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                                      925.2            955.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             553.5            570.5
  GOODWILL AND OTHER INTANGIBLES                                                                   349.5            329.1
  OTHER ASSETS                                                                                     247.1            208.3
-------------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                           $2,075.3         $2,063.0
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                       $164.1           $172.6
    Short-term borrowings                                                                           72.3            112.6
    Accrued liabilities                                                                            161.3            166.2
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                                                 397.7            451.4
  LONG-TERM DEBT                                                                                   314.2            298.2
  DEFERRED INCOME TAXES                                                                             31.3             33.6
  PENSION AND POSTRETIREMENT BENEFITS                                                              253.9            250.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           22.6             21.3
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 39.7             29.5
-------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                       1,059.4          1,084.1
  STOCKHOLDERS' EQUITY                                                                           1,015.9            978.9
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $2,075.3         $2,063.0
===============================================================================================================================


(c) Reflects purchase accounting adjustments for FASCO, including the completion of tangible and intangible asset valuations.



CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended            Nine Months Ended
  (Dollars in millions)                                                     September 30,                 September 30,
                                                                      ---------------------------   ---------------------------
                                                                          2003         2002             2003         2002
===============================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                     $1,000.6       $985.7           $978.9       $977.7
Comprehensive Income:
  Net Income                                                                19.0         14.2             14.9         41.7
  Other Comprehensive Income (Loss)                                          2.2        (33.4)            39.8        (41.1)
-------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income (Loss)                                           21.2        (19.2)            54.7          0.6
Cash Dividends Declared                                                     (5.9)        (5.9)           (17.7)       (17.7)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                        $1,015.9       $960.6         $1,015.9       $960.6
===============================================================================================================================



CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Nine Months Ended
(Dollars in millions)                                                                                 September 30,
                                                                                           ------------------------------------
                                                                                                 2003              2002
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before cumulative effect of accounting change                                             $14.9            $44.8
  Adjustments to reconcile income before cumulative effect of accounting change to net cash provided by operating activities:
    Depreciation and amortization                                                                   68.7             48.7
    Non-cash restructuring charges                                                                  22.4              4.5
    Accounts receivable                                                                              2.8             (3.7)
    Inventories                                                                                     19.5            (15.3)
    Payables and accrued expenses                                                                  (48.8)            32.9
    Prepaid pension expense                                                                        (12.0)           (21.6)
    Deferred and recoverable taxes                                                                   3.1            (11.5)
    Net effect of environmental payment                                                            (25.6)           ---
    Other                                                                                           (6.6)             1.2
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By Operating Activities                                                    38.4             80.0
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired (d)                                                    10.6             (4.0)
  Capital expenditures                                                                             (61.3)           (41.3)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used In Investing Activities                                                       (50.7)           (45.3)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (17.7)           (17.7)
  Increase (Decrease) in borrowings, net                                                           (36.2)            40.8
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By (Used In) Financing Activities                                         (53.9)            23.1
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             13.6             (6.2)
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                   (52.6)            51.6
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                                              333.1            317.6
-------------------------------------------------------------------------------------------------------------------------------
  End of Period                                                                                   $280.5           $369.2
===============================================================================================================================


(d) 2003 amount relates to the FASCO acquisition and reflects cash received from the Seller for net purchase price adjustments net of acquisition related costs.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

      This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

      Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials; ix) actions of competitors; x) the ultimate cost of resolving environmental matters;
xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the integration of the FASCO Motors business into the Company and the ultimate cost associated therewith; xiv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xv) potential political and economic adversities that could adversely affect anticipated sales and production in India. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

      Tecumseh Products Company will host a conference call to report on the third quarter results on Thursday, October 30, 2003 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

      Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at www.tecumseh.com.



      Contact:    Pat Walsh
                  Tecumseh Products Company
                  517-423-8455



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